AARON’S NAMES TWO NEW INDEPENDENT BOARD MEMBERS

ATLANTA (September 13, 2023) – The Aaron's Company, Inc. (NYSE: AAN), a leading, technology-enabled, omnichannel provider of lease-to-own and retail purchase solutions, today announced the appointment of Wangdali (Wali) Bacdayan and Kristine (Kris) K. Malkoski to its Board of Directors effective on October 1, 2023.

"On behalf of the entire Board of Directors, I would like to welcome Wali and Kris as the newest members of the Aaron’s board,” said John Robinson, chair of The Aaron’s Company Board of Directors. “We believe their strong backgrounds and independence make them excellent additions to the board as it carries out its oversight responsibilities, and we look forward to their guidance as we continue to move Aaron's forward and deliver on our mission of enhancing people's lives by providing easy access to high-quality products through affordable lease and retail purchase options."

Wangdali (Wali) Bacdayan

Mr. Bacdayan is a private investor and entrepreneur. He also currently serves as a Venture Partner for Delta-v Capital, a technology-focused growth capital investment firm. In addition, he is the principal investor and co-founder of Millie’s Homemade Ice Cream and Southern Steer Franchising. Previously, Mr. Bacdayan was a co-founding managing principal of Incline Equity Partners. Before that, he was a partner at PNC Equity Partners and a financial analyst in the Mergers and Acquisitions Group of Dean Witter Reynolds Inc.

Mr. Bacdayan has served as a board director and investor for numerous privately held companies, serving currently as a director of Diamond Kinetics, Envirovac Holdings LLC, and WBX Commerce. He is currently a Trustee of Washington and Lee University and also serves as a board member of several non-profit and charitable organizations. Mr. Bacdayan holds a bachelor’s degree in economics and mathematics from Washington and Lee University, as well as an MBA from the Kellogg School of Management at Northwestern University.

Mr. Bacdayan will join the Compensation Committee and the Nominating and Corporate Governance Committee.

Kristine (Kris) K. Malkoski

Ms. Malkoski currently serves as Segment CEO, Learning & Development at Newell Brands, where she manages global brands including Graco, Sharpie, Paper Mate, Expo, Nuk, and Elmer’s. Ms. Malkoski also oversees Newell’s go-to-market actions in EMEA and Asian emerging markets and serves as a member of the Newell Executive Committee. Previously, Ms. Malkoski served as CEO, Americas for Arc International, a privately held company active in the food service, retail, and business-to-business industry segments. Prior to that, she was President and Chief Commercial Officer for World Kitchen, a private equity-owned company that made and distributed kitchenware products. Before that, she held senior positions at Sears Holdings Corporation, Ubiquity Brands, and Pharmaceutical Corporation of America. Ms. Malkoski began her career at Procter & Gamble, where she held a number of management and leadership roles.

Ms. Malkoski previously served on the boards of Fluidmaster, Trustmark Mutual Insurance Company, and Banfi Vineyards. She has also been active in non-profit organizations, previously serving as President of the Hinsdale Center for the Arts and President of the University of Cincinnati College Conservatory of Music and as a board member for the Cincinnati Ballet and CARE Women’s Advisory Committee. She currently serves on the board of the

University of Nebraska Foundation. Ms. Malkoski holds a bachelor's degree in journalism from the University of Nebraska.

Ms. Malkoski will join the Audit Committee and the Compensation Committee.

About The Aaron's Company, Inc.
Headquartered in Atlanta, The Aaron's Company, Inc. (NYSE: AAN) is a leading, technology-enabled, omnichannel provider of lease-to-own and retail purchase solutions of appliances, electronics, furniture, and other home goods across its brands: Aaron's, BrandsMart U.S.A., BrandsMart Leasing, and Woodhaven. Aaron's offers a direct-to-consumer lease-to-own solution through its approximately 1,260 Company-operated and franchised stores in 47 states and Canada, as well as its e-commerce platform. BrandsMart U.S.A. is one of the leading appliance retailers in the country with ten retail stores in Florida and Georgia, as well as its e-commerce platform. BrandsMart Leasing offers lease-to-own solutions to customers of BrandsMart U.S.A. Woodhaven is the Company's furniture manufacturing division. For more information, visit investor.aarons.com, aarons.com, and brandsmartusa.com.

Aaron’s Contacts
Investor Relations
678-402-3590
InvestorRelations@aarons.com

Media Relations
678-402-3591
MediaRelations@aarons.com

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